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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                        _______________________________

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 or 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

                         _____________________________


Date of report (Date of earliest event reported)       June 20, 2001
                                                 -----------------------------

                         INSPIRE PHARMACEUTICALS, INC.
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              (Exact Name of Registrant as Specified in Charter)


           Delaware                   000-31135                    04-3209022
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(State or Other Jurisdiction         (Commission                (I.R.S. Employer
      of Incorporation)              File Number)            Identification No.)


4222 Emperor Boulevard, Suite 470, Durham, North Carolina             27703-8466
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(Address of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code    (919) 941-9777
                                                    ----------------------------


________________________________________________________________________________
         (Former Name or Former Address, If Changed Since Last Report)
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Item 5.   Other Events.

          On June 20, 2001, Inspire Pharmaceuticals, Inc. issued the following press release:

"GENENTECH, INC. RETURNS TO INSPIRE PHARMACEUTICALS, INC. RIGHTS TO RESPIRATORY PROGRAMS IN CHRONIC BRONCHITIS, CYSTIC FIBROSIS AND SINUSITIS

"DURHAM, NORTH CAROLINA - June 20, 2001 - Inspire Pharmaceuticals, Inc. (Nasdaq:
ISPH) announced today the reacquisition at no cost of all rights from Genentech to P2Y2 agonist compounds for the treatment of respiratory disorders with significant unmet medical needs including INS365 Respiratory for chronic bronchitis and INS37217 Respiratory for cystic fibrosis and sinusitis. The rights were originally granted by Inspire to Genentech in a December 17, 1999 license agreement. The decision to return all rights to these products to Inspire was based on a strategic review by Genentech of its overall development portfolio and competing priorities. Inspire has received a total of more than $16 million in equity investments and cash payments from Genentech since the partnership was established.

"Patient enrollment in the INS365 Respiratory Phase II program in chronic bronchitis was suspended in late April in order to evaluate protocol design issues. All patients enrolled in the trial were allowed to continue to receive INS365 Respiratory or placebo through completion of the study. The study remains blinded while patient data are being compiled. Unblinded data analysis is expected to become available within the next several weeks. Inspire's expert chronic bronchitis clinical advisory board will review this information. Following this review, appropriate next steps in the program will be determined.

"An initial Phase I study of INS37217 Respiratory for the treatment of cystic fibrosis has been successfully completed. A Phase I/II trial in adult and pediatric CF patients has recently been initiated and the product has been granted orphan drug designation by the FDA. In addition, it is expected that an IND filing and initiation of a Phase I study for INS37217 Respiratory in Sinusitis, Inspire's sixth clinical program, will occur in the third quarter of 2001.

"'Our collaboration with Genentech has been productive for both companies,' said Christy L. Shaffer, Ph.D., President and Chief Executive Officer of Inspire. 'Though this news is unexpected and disappointing, we are very pleased to be regaining rights to these potentially valuable and important products. Inspire has the resources to move these programs aggressively forward to add substantial value to the company. Not only is our development pipeline broad and deep, our financial status is sound. Our ophthalmology clinical programs in dry eye (Phase
III) and retinal disease (Phase I/II) are progressing well, our INS316 Diagnostic program has entered Phase III development, and we have the expectation of initiating a seventh clinical program, this one in vaginal dryness, within the next 12 months.'

"Inspire Pharmaceuticals, Inc. discovers and develops new drugs to treat diseases characterized by deficiencies in the body's innate defense mechanisms of mucosal hydration and mucociliary clearance, as well as other non-mucosal disorders. Mucosal defense mechanisms are the natural way
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that the body defends its mucosal surfaces against dust, pollutants, bacteria and viruses. Inspire's lead product candidates target respiratory and ophthalmic diseases with inadequate current treatments and which represent large therapeutic market opportunities. Inspire has five product candidates in clinical development, and has entered into development and commercialization alliances with Kissei Pharmaceutical Co., Ltd., Santen Pharmaceutical Co., Ltd. and Kirin Brewery Co., Ltd. Inspire's products are based on proprietary technology relating to P2Y receptors. Inspire is exploring other target diseases where it believes P2Y receptors play important biological roles.

"The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect the Company's results is included in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events."

                                   * * * * *
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 Inspire Pharmaceuticals, Inc.


                                 By: /s/ Gregory J. Mossinghoff
                                     --------------------------
                                     Gregory J. Mossinghoff,
                                     Senior Vice President and
                                     Chief Business Officer


Dated: June 20, 2001